EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT

                                       and

                             PLAN OF REORGANIZATION



                                 BY AND BETWEEN

                              NETHOLDINGS.COM INC.

                                       AND

                            IFT FINANCIAL GROUP INC.

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                                TABLE OF CONTENTS

       1.  Plan of Reorganization..............................................1
       2.  Terms of Acquisition................................................1
       3.  Assignment of Assets................................................4
       4.  Representations of IFT..............................................4
       5.  Representations of NHCC.............................................8
       6.  Closing and Effective Date.........................................13
       7.  Review Period......................................................13
       8.  Conditions Precedent to the Obligations
              of IFT..........................................................13
       9.  Conditions Precedent to the Obligation of
            NHCC..............................................................16
       10. Availability of Information........................................16
       11. Private Transaction................................................16
       12. Termination........................................................17
       13. Indemnification....................................................17
       14. Nature and Survival of Representations.............................17
       15. Documents at Closing...............................................17
       16. Finder's Fee.......................................................18
       17. Conduct of Business................................................19
       18. Miscellaneous......................................................21
       Signature Page.........................................................22

Exhibit A    -  IFT Assets
Exhibit B    -  NewBridge Agreement
Exhibit C1-4 -  NHCC Warrant Agreements
Exhibit D    -  Resignation and Election of Officers and Directors
Exhibit E    -  Schedule of Encumbrances, Off-Balance Sheet Obligations and
                  Contingent Claims
Exhibit F    -  Escrow Agreement
Exhibit G    -  Investment Letter


                                      (ii)

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               ASSET PURCHASE AGREEMENT and PLAN OF REORGANIZATION



         This Asset Purchase Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective this 9th day of May, 2001, by and between NetHoldings.com Inc., a Nevada corporation ("NHCC") and IFT Financial Group, Inc., a Nevada corporation ("IFT").

                                    RECITALS:

         WHEREAS, NHCC desires to acquire the assets and business interests of IFT in exchange for shares of NHCC common stock ("NHCC Common Stock") upon the terms and conditions set forth herein.

         NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Plan of Reorganization. The parties hereto do hereby agree that NHCC shall acquire all of the assets of IFT upon the terms and conditions set forth herein (the "Acquisition"). It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

         2. Terms of Acquisition. In accordance with the provisions of this Agreement and the requirements of applicable law, the Acquisition shall have an Effective Date of the date hereof. Consummation of the Acquisition shall be upon the following terms and subject to the following conditions:

         (a) Purchase of Assets.

                  On the basis of the representations and warranties herein contained, subject to the terms and conditions set forth herein, and for Eight Million Seven Hundred Seventy Five Thousand(8,775,000) shares of NHCC Common Stock (the NHCC's Shares), IFT agrees to sell, transfer, assign, convey and deliver to NHCC all of the assets of IFT of every type and description, real, personal and mixed, including, without limitation, its business as a going concern; its good will; the claimed exclusive right to use the names "IFT Financial Group, Inc." and any names so similar thereto as to tend to cause confusion on the part of the public; trademarks, trade names, trade secrets, plans, files, notebooks, and development activities, production data, shop rights, customer lists and information related to customers; real estate and interests therein (including leaseholds and all other interests); machinery and equipment (including all of IFT's right, title and interest under any equipment leases and contracts for purchase of equipment); motor vehicles; supplies; notes and accounts receivable; books and records; work in process, finished products, and supplies; fixtures; contracts; claims of every description, including those for refund; any restrictive covenants and obligations of former officers and employees, including, without limitation, all rights and interests provided by invention agreements and assignments and other contracts with employees; franchises; funds of whatever nature; past present, or future, escrow, security, and other deposits, if any; and all other property and rights of every kind and nature, tangible or intangible, owned by IFT on the date of closing whether or not


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         specifically referred to in this Agreement. Collectively, such assets and business interests are identified in Schedule A attached hereto and incorporated herein by reference (the "IFT Assets").

         (b)NHCC's Shares

         (1) The consideration for the purchase of the IFT Assets consists solely of the NHCC Shares, which shall be issued and deposited with Escrowholder (as defined herein) for the benefit of IFT within five (5) business days of the date hereof in denominations to be determined by IFT. In the event IFT is unable to deliver all of the its Assets, the number of NHCC Shares shall be decreased proportionally to the decrease in the composition and value of the IFT Assets.

         (2) To induce NHCC to enter into the Agreement IFT has provided a Proforma Statement of Operations a copy of which is attached as Exhibit "H", a true and correct copy of which is attached hereto and made a part hereof, against which, at a minimum IFT shall within 90 days after Closing, have achieved a $15.0 M annualized revenue based upon a ninety
         (90) day "runrate [defined herein as a ninety day gross revenue accumulation multiplied by four (4)]. In the event such revenue shall not have been reached as hereinabove stated, to such extent as may be reasonably necessary, the parties hereto agree that they each shall executed such further documents and do such further acts as necessary to un-wind the transaction contemplated herein and to place the parties, as nearly as legally practicable in the same position as they each presently enjoyed, as additional consideration for the issuance and delivery of the NHCC Shares to the Escrowholder as contemplated herein, IFT acknowledges and agrees, warrants and covenants to accept that all shares of common stock, warrants and options of NHCC presently issued and outstanding as of the date of this Agreement ("Pre-existing Shares") have been issued for valued consideration and, subsequent to the Closing, IFT, for itself and on behalf of any Successors in agreement, will not restrict, block or attempt to restrain or block the sale, transfer or assignment of the Pre-existing Shares. Further, the new Board of Directors of IFT shall agree by resolution executed at closing, and shall so notify the NHCC transfer agents in writing that the Pre-existing Shares are subject to such covenant and agreement.


         (c)  Events Occurring at or Prior to Closing.

         (1) NHCC shall and will demonstrate to the satisfaction of IFT that it has fulfilled the requirements of the Securities and Exchange Commission ("SEC") and has satisfied all requirements in connection therewith including but not limited to the submission of any and all documents necessary to allow NHCC to be fully reporting and trading on the NASDAQ OTC-BB not later than the Closing May 30, 2001and with respect to the transactions contemplated by this Agreement including, without limitation, obtaining the requisite vote or consent of its shareholders and directors.

         (2) NHCC shall and will demonstrate to the satisfaction of IFT that it has satisfied all requirements of the National Association of Securities Dealers ("NASD") with respect to the transactions contemplated by this Agreement.


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         (3)      NHCC shall have authorized One Hundred Million (100,000,000)
         shares of $.001 par value Common Stock, allocated as Seventy Five Million (75,000,000) shares of Common Stock and Twenty Five Million (25,000,000) shares of Preferred Stock, of which Two Million Three Thousand Seven Hundred Thirty-Seven (2,203,737) shares of Common Stock will be issued and outstanding: NHCC does not have any shares of preferred stock issued or outstanding as of the date hereof, and there are no other existing option, calls, warrants, preemptive rights, dividend rights, registration rights or commitments of any character relating thereto. Additionally, NHCC will have reserved, subject to the exercise the options and warrants to purchase Two Million One Hundred Seventy Three Thousand Three Hundred Sixteen (2,173,316) shares of its Common Stock allocated as follows: (A) "B" Warrant to Purchase Common Stock in the amount of Three Hundred Fifty Five Thousand (355,000) shares of NetHoldings.com Inc. common stock (the "Series B Warrants") at an exercise price of $5.00 expiring on September 30, 2002. A copy of the "B" Warrants to Purchase Common Stock in the amount of Three Hundred Fifty Five Thousand (355,000) shares of common stock, is attached hereto as Exhibit C-1; (B) "C" Warrant to Purchase Common Stock in the amount of Three Hundred Fifty Five Thousand (355,000) shares of NetHoldings.com Inc. common stock (the "Series C Warrants") at an exercise price of $ 7.50 expiring on September 30, 2002. A copy of the "C" Warrant to Purchase Common Stock in the amount of Three Hundred Fifty Five Thousand (355,000) shares of common stock, is attached hereto as Exhibit C-2; (C) "D" Warrant to Purchase Common Stock in the amount of Three Hundred Eleven Thousand Six Hundred Fifty Eight (311,658) shares of NetHoldings.com Inc. common stock (the "Series D Warrants") at an exercise price of $10.00 expiring on September 30, 2002 except as amended. A copy of the "D" Warrant to Purchase Common Stock in the amount of Three Hundred Eleven Thousand Six Hundred Fifty Eight (311,658) shares of common stock, is attached hereto as Exhibit C-3; (D) "E" Warrant to Purchase Common Stock in the amount of Three Hundred Eleven Thousand Six Hundred Fifty Eight (311,658) shares of NetHoldings.com Inc. common stock (the "Series E Warrants") at an exercise price of $15.00 expiring on September 30, 2002 except as amended. A copy of the "E" Warrant to Purchase Common Stock in the amount of Three Hundred Eleven Thousand Six Hundred Fifty Eight (311,658) shares of common stock, is attached hereto as Exhibit C-4; (the B, C, D, and E Warrants are collectively the "NHCC Warrants"), (E) incentive stock options to purchase Three Hundred and Forty Thousand (340,000) common shares of NHCC at an exercise price of $4.00 with expirations in accordance with the Second Amended and Restated NHCC Stock Option Agreement; (the "XPLA Options"); (F) stock options to purchase Five Hundred Thousand (500,000) shares of NHCC common stock exercisable at a price of Fifty Cents ($0.50) per share (the "NHCC Options"). All issued and outstanding shares, options and warrants shall be legally issued, fully paid, and non-assessable, and not issued in violation of any securities laws or any preemptive or other rights of any person.


         (4) It is agreed and understood by NHCC and IFT, for itself and on behalf of any Successors heirs or assigns to this agreement, that after the Closing Date herein that no amendments shall be made by NHCC, its Board of Directors, its Officers or any successors or assigns, to the existing agreements or amendments thereto, that govern the NHCC Warrants, the XPLA Options and the NHCC Options now issued and outstanding, without the express written consent of the warrant holders or option holders.

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         (5)      NHCC shall have and will demonstrate to the reasonable
         satisfaction of IFT that it has no material assets and no debts, liabilities, liens and/or judgments, contingent or fixed.

         (d)   Other Matters.

         (1) There shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of NHCC's common stock or preferred stock paid or outstanding after the date hereof and there shall be no dividends paid on NHCC's common stock or preferred stock after the date hereof, in each case through and including the Effective Date.

         (2) IFT and NHCC shall have received all requisite director and shareholder approval of all matters set forth herein and no shareholder of IFT or NHCC shall have exercised any dissenters rights under applicable corporate law.

         (3) Effective as of the Closing Date, there shall occur, the resignation of the existing NHCC officers and certain directors and the appointment of new officers and directors as described in Exhibit "D" attached hereto.


         (4) That certain Advisory and Management Agreement by and between NewBridge Capital, Inc. ("NewBridge") and NHCC dated June 25, 1999, as amended, a copy of which is attached as Exhibit "B" (the "NewBridge Agreement"), shall survive the closing and shall be ratified as of the Effective Date with the personal guarantee for payment thereunder by IFT or some other entity or individual acceptable to NewBridge in it's sole discretion. As part of such Advisory and Management Agreement, upon execution hereof, IFT shall cause to be paid to NewBridge the sum of Twenty Five Thousand ($25,000) Dollars for the purpose of reimbursing NewBridge for its costs in effecting the transaction. Said funds shall be delivered to the Client Trust Account of Richard O. Weed, Esq., and released to NBRG at the earlier of termination of this agreement or upon Closing hereof..


         3. Assignment of Assets. On or as soon as practicable after the Closing Date, IFT will use its best efforts to cause the assignment of the IFT Assets against delivery of certificates representing NHCC's Shares.

         (a)   Assets Retained by IFT:  Dissolution of IFT

         (1) IFT shall retain its franchise to be a Nevada corporation, its stock transfer books and records, the record books containing the minutes of meetings of its directors and shareholders, and such other of its records as have exclusively to do with its organization, existence, or share capitalization.

         (2) IFT agrees to comply with all applicable rules, regulations and requirements of Section 368 of the Code, including, if necessary, IFT's dissolution and distribution of NHCC's


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         Shares to IFT's equity holders within twelve (12) months of the Closing
         Date, to enable NHCC and IFT to meet, if possible, the standards and requirements as a tax-free reorganization.

         (b)   Effective Date and Closing

                  The closing of the transfer and exchange of the Assets for NHCC's Shares as contemplated by this Agreement (the "Closing") shall occur upon the earlier of such date that the parties have satisfied their respective obligations and covenants contained herein, or May 30, 2001, but shall have an Effective Date as of May 1, 2001. At the Closing, NHCC shall deliver the NHCC Shares to IFT and IFT shall deliver the IFT Assets to NHCC, along with the opinions, certificates, exhibits as stated in this Agreement and other documents as reasonably requested by the other party.

         (c)   Escrowholder

                  Within ten (10) business days of execution of this Agreement by the parties, NHCC and IFT will agree upon an Escrow Agent ("Escrowholder") who will receive and distribute all necessary documents and securities being exchanged under this Agreement and facilitate the Closing. NHCC, IFT and Escrowholder agree to execute escrow instructions within ten (10) business days following the date hereof.

         4. Representations of IFT. IFT hereby represents and warrants as follows, which warranties and representations shall also be true as of the Effective Date:

         (a) Except as noted on Exhibit "F" (the "Schedule of Encumbrances, Off Balance Sheet Obligations and Contingent Claims) IFT, (i) is the sole owner (of record and beneficially) of the IFT Assets and (ii) there are no actual or contingent liabilities against such assets, including but not limited to claims for participation, reimbursement profit sharing or security interests.


         (b) The audited financial statements of IFT's principal asset, Tallent & Associates, LLC, as of December 31, 2000 , together with the unaudited statements of IFT through March 31, 2001, which have been or will be delivered to NHCC (hereinafter collectively referred to as the "IFT Financial Statements") are and will be materially complete, accurate and fairly present the financial condition of IFT, as of the date thereof and the results of its operations for the periods covered. It is represented that an audit of the consolidated financial statements of IFT can be accomplished within the filing requirements of the SEC following the date of closing. Additionally, at Closing IFT shall provide to NHCC and audit letter or other evidence satisfactory to NHCC verifying that IFT on a consolidated basis has a net asset value of One Million ($1,000,000) Dollars. . Other than as set forth in any schedule attached hereto, to the best knowledge of IFT, there are no material liabilities or obligations, either fixed or contingent, not disclosed in the IFT Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of IFT, as reflected in the IFT Financial Statements. IFT has or will have at Closing, good title to all assets shown on the IFT Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein

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         and liens and encumbrances of record. The IFT Financial Statement has been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto and except with respect to such interim statements, certain year-end closing adjustments).

         (c) To the best knowledge of IFT, since December 31, 2000, there have not been any material adverse changes in the financial position of IFT, except changes arising in the ordinary course of business, and disclosed in the IFT March 31, 2001 financial statements, which changes will in no event materially and adversely affect the financial position of IFT.


         (d) IFT is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the IFT Financial Statement, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against it.

         (e) IFT is in good standing in its state of incorporation, and it is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on its financial condition.

         (f) IFT has, or will have by the Closing Date, filed all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Effective Date.

         (g) To the best of its knowledge, IFT has not materially breached any material agreement to which it is a party. IFT will each give NHCC copies or access thereto of all material contracts, commitments and/or agreements to which it is a party, including all relationships or dealings with related parties or affiliates.

         (h) IFT does not have any subsidiary corporations except those disclosed in Exhibit "G" attached hereto.

         (i) IFT will make its corporate financial records, minute books, and other corporate documents and records ("IFT Disclosure Documents") available for review to present management of NHCC prior to the Closing Date, during reasonable business hours and on reasonable notice.

        (j) To the best knowledge of IFT the execution of this Agreement does not materially violate or breach any material agreement or contract to which it is a party, and this Agreement has been duly authorized by all appropriate and necessary corporate action and IFT, to the extent required, has obtained all necessary approvals or consents required by any agreement to which it is a party.

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         (k)      Employee and Labor Matters. The IFT Disclosure Documents
         accurately set forth the names, positions, and annual salary of each person employed by IFT including officers, whose annual salary including bonuses exceeds Ten Thousand Dollars ($10,000). Except as disclosed in the IFT Disclosure Documents, IFT does not have any employment agreements that cannot be canceled on thirty (30) days notice, or collective bargaining agreement covering any of its employees and has encountered no material labor difficulties. The IFT Disclosure Documents also set forth a complete and accurate list of all employee benefit plans, including all profit sharing, bonus, stock, pension, or similar plans to which IFT and is a party or by which IFT is bound. To the best knowledge of IFT, there are no existing defaults by it under any of the agreements, plans, or arrangements identified in the IFT Disclosure Documents, and to the best of knowledge of IFT, there exists no condition or circumstance which, with notice or lapse of time or both, would constitute such a default except as otherwise disclosed to NHCC. Except as disclosed in the IFT Disclosure Documents, there is no pending or threatened labor dispute, strike, slowdown, or work stoppage, no unfair labor practice pending against IFT before the National Labor Relations Board, to the best knowledge of IFT, they are not engaged in any unfair labor practice, and there is no grievance or arbitration proceeding pending against, or threatened to be asserted or commenced against IFT under any collective bargaining agreement or other labor contract. All Taxes relating to IFT which it is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the proper authorities to the extent due and payable.

         (l)      Real Properties. IFT does not own any real property.

         (m) Other Properties and Equipment. Except as disclosed pursuant to this Agreement or as of record, or except for liens for taxes not yet due and payable or liens that are being contested in good faith IFT has good title, free of any all security interests, liens, encumbrances, or claims of others, to all personal property and equipment in, at, on or about such properties owned or leased by it, or used or necessary in its operations or in connection with IFT, and assets, including without limitation those reflected in the IFT Financials. To the best knowledge of IFT all intellectual and personal property is in reasonably good operating condition and repair and are sufficient to enable IFT to carry on its operations.

         (n) Trademarks. Except as disclosed in the IFT Disclosure Documents, IFT does not own or use any trademark, service mark, trade name, copyright or patent and to the best knowledge and belief of IFT they have not infringed or are infringing upon any trademark, service mark, trade name, copyright, or patent that is owned or used by any other person.

         (o) Leaseholds and Executory Contracts. Except as disclosed pursuant to this Agreement or in the IFT Disclosure Documents, to the best knowledge and belief of IFT none of the parties have any lease or executory contracts to which they are a party which is null and void or otherwise valid and enforceable. IFT has not received any notice of default by them under the terms of any such lease or executory contract which default remains uncured, and to the best of their knowledge, they are not in material breach or default under the terms of any such lease or executory contract, except as disclosed on the IFT Disclosure Documents.

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         (p)      Investments. IFT has provided, or will provide to NHCC, prior to Closing, a complete and accurate description of the IFT Assets, including but not limited to a list of all investments of IFT which accurately sets forth the nature of IFT interest or ownership in each investment and, if applicable, the jurisdictions in which the respective investments have been incorporated, organized, and currently doing business. Except for its wholly owned subsidiaries and the entities identified on the list to be provided to NHCC, there is no corporation, limited partnership, limited partnership, joint venture, association, trust, or other entity or organization which IFT directly or indirectly controls or in which IFT directly or indirectly owns any equity interest or any other interest.

         (q) Permits. Except as disclosed pursuant to this Agreement or in the IFT Disclosure Documents, to the best knowledge of IFT they have obtained and maintained in full force and effect all franchises, permits, certificates, authorizations, licenses and other similar authority required by law or governmental regulations from all applicable federal, state or local authorities and any other regulatory authorities, which are necessary for the conduct of its business as now being conducted and they are not in default or noncompliance in any material respect under any of such franchises, permits, certificates, authorizations, licenses or other similar authority except for those permits, certificates, authorizations, licenses or other similar authority that could not reasonably be expected to have a material adverse effect on IFT if not obtained.

         (r) Compliance with Laws, Rules, Etc. To the best knowledge of IFT the capitalization, business and operations of each of them is and has been conducted in compliance with all applicable federal, state, and local laws, rules and regulations, and it is not in violation of any terms of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which it is subject, except to the extent any violation or noncompliance would not materially and adversely affect its business, operations, properties, assets, or financial condition, and except to the extent that any violation or noncompliance would not result in the incurring of any material liability. Further, IFT has not been notified by any regulatory or governmental authority that it is now in violation of any law, rule, regulation, ordinance, or order.

         (s) Conflict of Interest Transactions. As of the Closing and except as disclosed in the IFT Disclosure Documents, no past or present shareholder or employee of IFT or any affiliate, and no Associate of any past or present shareholder or employee of IFT or any affiliate,
         (i) is indebted to, or has any financial, business, or contractual relationship or arrangement with IFT and or any affiliate, (ii) has any direct or indirect interest in any property, asset, or right which is owned or used by IFT or any affiliate, or (iii) has been directly or indirectly involved in any transaction with IFT or any affiliate.

         (t) Brokers. Except as disclosed in writing to NHCC simultaneously with the delivery of this Agreement, IFT has not agreed to pay any brokerage fees, finder's fees, or other fees or commissions with respect to the transactions contemplated in this and other Agreements, and to the best knowledge of IFT no other person or entity is entitled, or intends to claim that they are entitled, to receive any such fees or commissions in connection with such transactions. IFT agrees to indemnify and hold harmless NHCC against liability to any other broker claiming to act on their behalf.


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         (u)      Full Disclosure. The information concerning IFT set forth in this Agreement, in the IFT Disclosure Documents and in the IFT Financials is, to the best knowledge of IFT complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         5. Representations of NHCC. NHCC hereby represents and warrants as follows, each of which representations and warranties shall continue to be true as of the Effective Date:

         (a) As of the Effective Date, the shares of NHCC common stock to be issued and delivered to the IFT hereunder will, when so issued and delivered, constitute duly authorized, validly and legally issued shares of NHCC capital stock, fully-paid and nonassessable and free of all liens and encumbrances. All shares of common stock, warrants and options of NHCC presently issued and outstanding as of the date Closing have been issued for good, reasonable and valued consideration.

         (b) NHCC has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly authorized and approved by the NHCC shareholders, by the respective Boards of Directors of NHCC. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which NHCC is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to NHCC, or their properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Certificate of Incorporation or by-laws of NHCC.

         (c) NHCC has delivered to IFT a true and complete copy of its (i) audited financial statements for the fiscal years ended December 31, 2000, and 1999, and its unaudited interim financial statements for the period ended March 31, 2001, (the "NHCC Financial Statements"). The NHCC Financial Statements are complete, accurate and fairly present the financial condition of NHCC as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein. The NHCC audited financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of NHCC as of the dates thereof and the results of its operations and changes in financial position for the periods then ended. NHCC has no subsidiaries.

         (d) Since December 31, 2000, there have not been any material adverse changes in the financial condition of NHCC. At Closing, NHCC will have no material assets and no liabilities of any kind.

         (e) NHCC is not a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the NHCC Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting NHCC, its management or its properties.

         (f) NHCC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; it has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

         (g) NHCC has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof and have paid or made adequate provision in the NHCC Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. NHCC is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

         (h) NHCC's authorized capital stock and other securities presently consists of Seventy Five Million (75,000,000) shares of $.001 par value common stock and Twenty Five Million (25,000,000) shares of preferred, of which, subject to the exercise of the options and NHCC Warrants, not more than Two Million Three Thousand Seven Hundred Thirty-Seven (2,203,737) shares of common stock will be issued and outstanding at closing and there will be no preferred shares issued or outstanding at Closing; except as otherwise described herein, or agreed between NHCC and IFT subsequent to the date hereof in writing, there are no other existing options, calls, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of NHCC.


         (i) NHCC has (and/or not later than 15 days prior to Closing will have) disclosed to IFT in writing all events, conditions and facts materially affecting the business, financial conditions or results of operations of NHCC.

         (j) The corporate financial records, minute books, and other documents and records of NHCC have been made available to IFT prior to the Closing.

         (k) NHCC has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that NHCC has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its properties is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which NHCC is subject. NHCC hereby represents that it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to IFT all relationships or dealings with related parties or affiliates.

         (l) NHCC has complied with the all provisions of the Securities and Exchange Act of 1934 (the "Exchange Act") and all provisions for registration under the Securities Act of 1933, as amended (the "Securities Act") and all applicable blue sky laws in connection with its stock offerings. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto and at Closing there are no "open" SEC comment letters regarding any filings of NHCC

         (m) All information regarding NHCC which has been provided to IFT by NHCC or set forth in any document disseminated to the public or filed with the NASD or the SEC is true, complete and accurate in all material respects.

         (n) NHCC is in compliance with, and NHCC has operated any businesses previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no material adverse effect. NHCC has not received notice of any noncompliance with the foregoing.

         (o) Without limiting the foregoing, NHCC and any other person or entity for whose conduct NHCC is legally held responsible are in material compliance with all applicable federal, state, regional, local or provincial laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment, health or safety, or environmental regulation or control (collectively, "Environmental Laws"). Neither NHCC nor any other person or entity for whose conduct NHCC is legally responsible, has (i) received any notice, demand, request for information, or administrative inquiry relating to any violation of an Environmental Law or the institution of any suit, action, claim or proceeding alleging such violation or investigation by any governmental authority or any third party of any such violation, (ii) manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any hazardous substance on, under, from or at any of NHCC's properties or any other properties, (iii) become aware or received notice of the release or disposal of any hazardous substances in violation of any applicable Environmental Law, on, under or at any of NHCC's properties or any other properties, (iv) become aware or received notice of any actual or potential material liability on the part of NHCC for the response to or remediation of any hazardous substance at or arising from any of NHCC's properties or any other properties owned or operated by NHCC or any other person for whose conduct NHCC is legally responsible, or (v) become aware of or received notice of any actual or potential liability on the part of NHCC for the costs of response to or remediation of hazardous substances at or arising from any properties owned or operated by NHCC or any other person for whose conduct NHCC is or may be held responsible. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials or petroleum and petroleum products and any substances defined as, or included in the definition of, "Hazardous Substances", "Hazardous Wastes", "Hazardous Materials" or "Toxic Substances" under any Environmental Law. No Environmental Law imposes any obligation upon NHCC arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any governmental authority, the placement of any notice, acknowledgment, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree.

         (p) NHCC has timely filed all required documents, reports and schedules with the SEC and NASD through the date hereof (collectively, the "NHCC SEC Documents"). As of their respective dates, the NHCC SEC Documents complied in all material respects with the requirements of the

         Securities Act or the NASD rules and regulations, as the case may be, and, at the respective times they were filed, none of the NHCC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of NHCC included in the NHCC SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of NHCC as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). NHCC has not, since December 31, 2000, made any change in the accounting practices or policies applied in the preparation of financial statements.

         (q) Except as and to the extent specifically disclosed in this Agreement and those that are specifically reflected or reserved against as to amount in the latest balance sheet contained in the NHCC Financials, there is no basis for the assertion against NHCC of any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, including, without limitation, any liability for taxes and interest, penalties and other charges payable with respect thereto. Except as set forth in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from NHCC to any employee, director or officer or former employee, director or officer of NHCC,
         (b) increase any benefits otherwise payable to any employee, director or officer or former employee, director or officer of NHCC, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

         (r) No patent, formula, process, trade secret, trademark, trade name, assumed name or copyright used by NHCC, including all intellectual property used in the operation of the business of NHCC (collectively, the "NHCC Intellectual Property"), infringes on any patent, copyright, trademark or other intellectual property right of any person, or violates the terms of any agreements related thereto, nor have there been any claims of infringement or to NHCC's knowledge, threatened against NHCC.

         (s) No aspect of NHCC's business, operations or assets is of such character as would restrict NHCC from carrying on the business of IFT and its subsidiaries as it is presently being conducted.

         (t) Except as otherwise disclosed to IFT in writing, NHCC has no consultants or independent contractors to whom it is paying compensation for services.

         (u) Other than the NewBridge Agreements, the XPLA Options the NHCC Options and the NHCC Warrants, NHCC has no material contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, or prospects. For purposes of this Section,

         "Material" means payment or performance of a contract, commitments or bids, lease or purchase commitments, sales proposals, arrangements or understandings entered into in the ordinary course of business which is expected to (i) involve payments in excess of $10,000 per year, or (ii) have a duration exceeding one (1) year.

         (v) There are no outstanding lease or purchase commitments of NHCC.

         (w) No representation or warranty by NHCC contained in this Agreement and no statement contained in any certificate or schedule furnished pursuant to the provisions hereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current event or condition of any kind or character pertaining to NHCC that may reasonably be expected to have a material adverse effect on NHCC or IFT and its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by NHCC in connection herewith have been and will be complete originals, or exact copies thereof.

         (x) Assuming all such consents and approvals have been obtained and assuming the appropriate filings and mailings are made by NHCC under the Securities Act and the NASD and with the Secretary of State of Nevada, (i) the execution and delivery by NHCC of this Agreement and the closing documents and the consummation by NHCC of the transactions contemplated hereby do not and will not require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a material adverse effect); (ii) violate in any material respect the terms of any material instrument, document or agreement to which NHCC is a party, or by which NHCC or the property of NHCC is bound, or be in conflict in any material respect with, result in a material breach of or constitute (upon the giving of notice or lapse of time or both) a material default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of NHCC; (iii) violate in any respect the terms of any instrument, document or agreement to which NHCC is a party, or by which NHCC or the property of NHCC is bound, or be in conflict in any respect with, result in a breach of or constitute (upon the giving of notice or lapse of time or both) a default under any such instrument, document or agreement, or result in the creation of any lien upon any of the property or assets of NHCC if the aggregate effect of all such violations listed in this subsection (iv) results in a material adverse effect on NHCC taken as a whole; (v) violate NHCC's Articles of Incorporation or Bylaws; or (vi) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state, county, municipal, or foreign court or governmental authority applicable to NHCC, or its business or assets. NHCC is not subject to, or a party to, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent or hinder the continued operation of the business of NHCC and IFT after the closing.

         6. Closing and Effective Date. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing is expected to be on or about May

30, 2001, or such earlier date as mutually agreed to by all parties hereto. The "Effective Date" of the Acquisition shall be May 1, 2001.

         7. Review Period. From the date of execution of this Agreement until the Closing Date, or termination of the Agreement, as provided for herein, NHCC and IFT will permit the other's officers, employees, and authorized representatives to have immediate and full access to the offices, properties, books, and records of the other, relevant to the transaction contemplated by this Agreement, and will cooperate with the other in order to provide and prepare the documents and other materials necessary to the transaction. Upon discovery of matters in due diligence or receipt of documents from the other party to this transaction, each party shall have ten (10) business days in which to raise objections. Subject to paragraphs 8 and 9 hereof, if an objection is raised and not resolved to the objecting party's satisfaction, such approval to not be unreasonably withheld, the other party shall be entitled to terminate without penalty.

         8. Conditions Precedent to the Obligations of IFT. All obligations of IFT under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Effective Date, as indicated below, of each of the following conditions:

         (a) The representations and warranties by or on behalf of NHCC contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Effective Date as though such representations and warranties were made at and as of such time.

         (b) If necessary, NHCC and shall have performed and complied with all covenants, agreements, and conditions set forth herein, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing including, to the satisfaction of IFT, the completion of the filing, the expiration of the applicable time periods and received no objections from its shareholders, the SEC or the NASD with respect to its Information or Proxy Statement, as required, and all other regulatory filings.

         (c) If necessary, NHCC shall have demonstrated to the satisfaction of IFT that it has satisfied all requirements of the NASD with respect to the transactions contemplated by this Agreement.

         (d) On or before the Closing, if necessary, the shareholders of NHCC by majority written consent, the directors of NHCC shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

         (e) On or before the Closing Date, if necessary, NHCC shall have delivered certified copies of resolutions of the directors and shareholders of NHCC approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable NHCC to comply with the terms of this Agreement including the election of IFT's nominees to the Board of Directors of NHCC.

         (f) The Acquisition shall be permitted by applicable state law and NHCC shall have sufficient shares of its capital stock authorized to complete the Acquisition.

         (g) At Closing, the officers and the designated directors of NHCC as described in Exhibit "D" shall have resigned in writing from their positions as directors and officers of NHCC effective upon the election and appointment of the IFT nominees.

         (h) At the Closing, all instruments, documents and consideration delivered to IFT pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for IFT.

         (i) At the Closing, upon consummation of the Acquisition, NHCC shall have the same authorized capital as at present, except as described herein.

         (j) The shares of restricted NHCC common stock to be issued to IFT at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

         (k) IFT and NHCC each agree to look solely to and rely exclusively upon the advice of their tax advisors that this transaction is a tax free reorganization as to exchanging the IFT assets for the NHCC shares.

         (l) IFT shall have received all necessary and required approvals and consents from required parties and its shareholders.

         (m) At the Closing, NHCC shall have delivered to IFT an opinion of its counsel dated as of the Closing to the effect that:

                  (i) NHCC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation;

                  (ii) This Agreement has been duly authorized, executed and delivered by NHCC and is a valid and binding obligation of NHCC enforceable in accordance with its terms;

                  (iii) NHCC through its Board of Directors and stockholders have taken all corporate action necessary for performance under this Agreement;

                  (iv) The documents executed and delivered to IFT hereunder are valid and binding in accordance with their terms and vest in the IFT all right, title and interest in and to the shares of NHCC's Common Stock to be issued pursuant to Paragraph 2(b) hereof, and the shares of NHCC capital stock when issued will be duly and validly issued, fully-paid and nonassessable; and

                  (v) NHCC each has the corporate power to execute, deliver and perform under this

                  Agreement.

                  (vi) Legal counsel for NHCC is not aware of any liabilities, claims or lawsuits involving NHCC.

         (n) The Agreements by and between NHCC and NewBridge Capital Inc., ("NewBridge") shall be ratified and become effective upon the Effective Date and said Agreement shall be attached hereto and made a part hereof to this Agreement as Exhibit "B".

         (o) IFT shall have taken all corporate and other action necessary to transfer to NHCC the Assets and all business rights of IFT, including those acquired following the date hereof, free and clear of any and all liens except as agreed between IFT and NHCC in writing.

         (p) At least fifteen (15) business days prior to the Closing Date dated not more than ninety (90) days prior to such delivery date, IFT will have delivered to NHCC its financial statements ("IFT's Financials"). IFT further agrees to provide to NHCC income statements related to the operations of the IFT Assets and its business up to and including the Closing, and any other documents necessary to substantiate the value of the IFT Assets at or greater than One Million Dollars ($1,000,000) in net assets, hereinafter referred to as the "Net Asset Value." Upon receipt and review of the IFT Financials, NHCC shall have ten (10) business days to raise objections to IFT's Financials, or information contained in IFT's Financials, which shall be accomplished by submission of a written list of such objections to IFT. If there are objections, or if the value as determined by the IFT's financials and other materials provided by IFT, is less than the Net Asset Value, then NHCC shall have the option to terminate this Agreement without penalty. Alternatively, NHCC may elect, in its sole discretion, to proceed with Closing in reliance upon a warranty of title, guarantee of value, or other mutually acceptable form of assurance to be made by IFT.

         9. Conditions Precedent to the Obligations of NHCC. All obligations of NHCC under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

         (a) The representations and warranties by IFT contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

         (b) IFT shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing;

         (c) IFT shall cause at or as soon as practicable after Closing, each of its shareholders to deliver to NHCC, a letter commonly known as an "Investment Letter," in substantially the form attached hereto as Exhibit "I", acknowledging that the NHCC common stock are being acquired by IFT for investment purposes.

         (d) IFT shall deliver an opinion of its legal counsel to the effect that:

                  (i) IFT is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada;

                  (ii) This Agreement has been duly authorized, executed and delivered by IFT.

         10. Availability of Information IFT represents that, by virtue of its business activities and economic bargaining power, or otherwise, it has been able to conduct its own due diligence and has had access to or has been furnished with, prior to or concurrently with the execution hereof, the information which it considers to be adequate to make a decision to exchange the IFT assets for the NHCC Shares.

         11.      Private Transaction

                  A. Private Offering. IFT understands that this transaction is being issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities rules and regulations, and that NHCC is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of IFT set forth in the Investment Letter in order to determine the applicability of such exemptions to this transactions.

                  B. No Registration; No Public Market. The NHCC Shares being issued herein have not been registered under the Securities Act, nor qualified under applicable state securities laws further, and there is no present public market for such shares.

                  C. Investment Risk. Because of IFT's financial position and other factors, the purchase and sale contemplated by this Agreement may involve a high degree of financial risk, including the risk that NHCC may lose its entire investment.

                  D. Access to Information. IFT and its advisors have been afforded the opportunity to discuss the transaction with legal and accounting professionals and to examine and evaluate the financial condition of it prior to Closing in the NHCC Shares.



         12. Termination. This Agreement may be terminated at anytime prior to the date of Closing by either party if (a) there shall be any actual or threatened action or proceeding by or before any court or any other governmental body which shall seek to restrain, prohibit, or invalidate the transaction contemplated by this Agreement, and which, in the judgment of such party giving notice to terminate and based upon the advice of legal counsel, makes it inadvisable to proceed with the transaction contemplated by this Agreement, or
(b) unless otherwise mutually agreed in writing by IFT and NHCC if the transaction contemplated herein has not closed by April 30, 2001.

         13. Indemnification. For a period of two (2) years from the Closing, NHCC agrees to jointly and severally indemnify and hold harmless IFT, its officers, directors and employees, and IFT agrees to indemnify and hold harmless NHCC, against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees (hereinafter "Claims") incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder or with respect to matters arising from or out of events or occurrences prior to the Closing.

         14. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for two years from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

         15. Documents at Closing. At the Closing, the following documents shall be delivered:


         (a) IFT will deliver, or will cause to be delivered, to NHCC the following:

                  (i) a certificate executed by the President and Secretary of IFT to the effect that all representations and warranties made by IFT under this Agreement are true and correct as of the Closing, the same as though originally given to NHCC on said date;

                  (ii) a certificate from the state of IFT, and incorporation dated at or about the Closing to the effect that each respective corporation is in good standing under the laws of said state;

                  (iii) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

                  (iv) all other items, the delivery of which is a condition precedent to the obligations of NHCC, as set forth herein.

                  (v)      the legal opinion required by Paragraph  8(m) hereof.


         (b)      NHCC will deliver or cause to be delivered to IFT:

                  (i) stock certificates representing that portion of the NHCC shares to be issued as a part of the Acquisition as described herein;

                  (ii) a certificate of NHCC to the effect that all representations and warranties of NHCC made under this Agreement are true and correct as of the Closing, the same as though originally given to IFT on said date;

                  (iii) certified copies of resolutions adopted by NHCC's Board of Directors authorizing the Acquisition and all related matters;

                  (iv) certificates from the State of Nevada dated at or about the Closing Date that NHCC is in good standing under the laws of said state;

                  (v)      opinion of NHCC's counsel as described herein;

                  (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

                  (vii) resignation of the officers and designated directors of NHCC as described in Exhibit "D"; and

                  (viii) all other items, the delivery of which is a condition precedent to the obligations of IFT as set forth in Paragraph 8 hereof.

         16. Finder's Fees. NHCC, represents and warrants to IFT and IFT represents and warrants to NHCC, they will each be separately responsible for the party acting on their behalf as "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby and each shall notify the other of such relationship.

         17. Conduct of Business. From the date hereof through the earlier to occur of the Closing or the termination of this Agreement, the parties hereby agree, except as contemplated by this Agreement, or as consented to by the other party in writing, to cause NHCC or IFT, as the case may be, to be operated in the ordinary course and in accordance with past practice and will not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, the parties shall not:

         (a)      change or amend their Articles of Incorporation or Bylaws;

         (b) enter into, extend, materially modify, terminate or renew any lease or any contract, except modifications, extensions or renewals of contracts in the ordinary course of business;

         (c) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any of their assets or any interests therein except in the ordinary course of business;

         (d) incur any liability for indebtedness for borrowed money, guarantee the obligations of others, indemnify or agree to indemnify others or, except in the ordinary course of business, incur any other liability;

         (e)      (i)      take any action with respect to the grant
                  of any bonus, severance or termination pay (otherwise than pursuant to policies or agreements in effect on the date hereof) or with respect to any increase of benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or increase in any manner the compensation or fringe benefits of any employee or pay, any benefit not required by any existing agreement, plan or policy, other than as set forth in the disclosure schedules;

                  (ii) make any change in the key management structure, including, without limitation, the hiring of additional officers or the termination of existing officers, other than as set forth in the disclosure schedules;

                  (iii) adopt, enter into or amend any employee plan, agreement (including, without limitation, any collective bargaining or employment agreement), trust, fund or other arrangement for the benefit or welfare of any employee, except for any such amendment as may be required to comply with applicable regulations; or

                  (iv) fail to maintain all employee plans in accordance with applicable law;

         (f) acquire by acquisition or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of, any corporation, partnership, association or other business organization or division thereof or acquire any subsidiary;

         (g) willingly allow or permit to be done any act by which any of the insurance policies may be suspended, impaired or canceled;

         (h) enter into, renew, modify or revise any material contract or agreement;

         (i) fail to maintain the assets in substantially their current state of repair, excepting normal wear and tear, or fail to replace (consistent with past practice) inoperable, worn-out or obsolete or destroyed assets;

         (j) make any loans or advances relating to any partnership, firm, individual, or corporation, except for expenses incurred in the ordinary course of business consistent with past practice; (k) fail to comply in all material respects with all laws and regulations applicable to their respective businesses;

         (l) change any of their respective accounting methods or practices as historically applied or make any new elections or change any existing elections with respect to Taxes;

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         (m)      intentionally do any other act which would cause any of their respective representations or warranties in this Agreement to be or become untrue, or any covenant in this Agreement to be breached, in any material respect;

         (n) fail to use reasonable efforts consistent with past business practice to (i) maintain the services of their officers, employees, consultants and agents will remain available to it on and after the Closing Date, (ii) maintain existing relationships with suppliers, customers and others having business dealings with them, and (iii) otherwise preserve the goodwill of their respective business so that such relationships and goodwill will be preserved on and after the Closing Date;

         (o) enter into any agreement, or otherwise become obligated, to do any action prohibited hereunder;

         (p) except as otherwise set forth herein, declare, set aside for payment, or pay any dividend or distribution in respect of any capital stock of NHCC or IFT; redeem, purchase or otherwise acquire any of the equity securities of NHCC or IFT; pay any bonus, fee or other payment; or otherwise transfer any of the assets to or on behalf of any stockholder or any of their respective affiliates, including, without limitation, any payment of principal of or interest on any debt owed to any of the foregoing or any payment of a bonus, fee or other payment to any of their respective employees; or

         (q) fail to comply with all applicable filing, payment, withholding, collection and record retention obligations under all applicable federal, state, local or foreign tax laws.

         18.      Miscellaneous.

         (a) Further Assurances. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         (c) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.


         (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested to the last known address of the noticed party.

         (e) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (g) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

         (h) Entire Agreement. This Agreement and the attached Exhibits the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

         (i)      Time.  Time is of the essence.

         (j) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         (k) Responsibility and Costs. Whether the Acquisition is consummated or not, all fees, expenses and out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and paid (immediately prior to Closing in the event the transactions contemplated by this Agreement are consummated) entirely by the party that has incurred such costs and expenses, unless the failure to consummate the Acquisition constitutes a breach of the terms hereof, in which event the breaching party shall be responsible for all costs of all parties hereto provided.

         (l) Applicable Law. This Agreement shall be construed and governed by the laws of the State of Nevada.

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         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

NETHOLDING.COM INC.




By:   /s/ Steven B. Mortenson
      -----------------------
    Name: Steven B. Mortenson
   Title: President


 IFT FINANCIAL GROUP INC.




By:   /s/ David Fann
      -----------------------
    Name: David Fann
   Title: Chief Executive Officer

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                                   EXHIBIT "A"


                     To Agreement and Plan of Reorganization


                                   IFT Assets

                                   EXHIBIT "B"


                     To Agreement and Plan of Reorganization


                               NewBridge Agreement

                                   EXHIBIT "C"


                     To Agreement and Plan of Reorganization


                             NHCC Warrant Agreements

                                   EXHIBIT "D"


                     To Agreement and Plan of Reorganization


               Resignation and Election of Officers and Directors


Resignation of the Officers and Directors of NHCC:


         Steve Mortenson
         Jon Lawver
         Len Roman



Election of New NHCC Officers and Directors:

         David Fann, CEO, Director
         Dick Wray, President, Director

                                   EXHIBIT "E"


                     To Agreement and Plan of Reorganization


  Schedule of Encumbrances, Off-Balance Sheet Obligations and Contingent Claims

                                   EXHIBIT "F"


                     To Agreement and Plan of Reorganization


                            Joint Escrow Instructions

                                   EXHIBIT "G"


                     To Agreement and Plan of Reorganization


                                Investment Letter